Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-272939

PROSPECTUS SUPPLEMENT NO. 11

(TO PROSPECTUS DATED JUNE 30, 2023)

C3IS INC.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated June 30, 2023 (“Prospectus”), of C3is Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-272939), as amended or supplemented from time to time. This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission on April 12, 2024 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 12, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of April 2024

Commission File Number 001-41717

C3IS INC.

(Translation of registrant’s name into English)

331 Kifissias Avenue Erithrea 14561 Athens, Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒   Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Reverse Stock Split

On April 11, 2024, C3is Inc. (the “Company”) filed an amendment to its Restated Articles of Incorporation to effectuate a reverse stock split of the Company’s issued and outstanding shares of common stock, par value of $0.01 per share. A copy of the amendment is attached hereto as Exhibit 4.1.

Effective as of 11:59 p.m. Eastern time on April 11, 2024, the Company effected a one-for-100 reverse stock split of its shares of common stock, and the Company’s common stock will begin trading on a split-adjusted basis on The Nasdaq Capital Market as of the opening of trading on April 12, 2024. The reverse stock split reduced the number of outstanding shares of the Company’s common stock from approximately 195.3 million to approximately 1.953 million and affected all outstanding shares of common stock. No fractional shares were issued in connection to the reverse split. Stockholders who would otherwise hold a fractional share of the Company’s common stock received a cash payment in lieu of such fractional share. As detailed below, the Company’s outstanding warrants and Series A Convertible Preferred Stock will be proportionately adjusted to increase the exercise price and reduce the number of shares issuable upon exercise. With respect to the Company’s Class B Warrants and Class C Warrants, the exercise price and number of shares issuable upon exercise will be adjusted further following an adjustment period ending on the fifth trading day after the effective time of the reverse split pursuant to the terms of such warrants.

The par value and other terms of the Company’s shares of common stock were not affected by the reverse stock split. The Company’s post-reverse split common shares have a new CUSIP number, Y18284 201, and continue to trade on the Nasdaq Capital Market under the symbol “CISS”.

A copy of the new form of stock certificate for the Company’s post-reverse stock split shares of common stock is attached hereto as Exhibit 4.2.

Attached to this report on Form 6-K as Exhibit 99.1 is a copy of the press release dated April 10, 2024 titled “C3is Inc. Announces Reverse Stock Split”.

***

As of April 11, 2024, after giving effect to the consummation of the reverse stock split, 1,953,029 shares of common stock were issued and outstanding, as were Class A Warrants to purchase up to 47,650 Common Shares at an exercise price of $105.00 per share, Class B-1 Warrants to purchase up to 87,800 Common Shares at an exercise price of $10.00 per share or pursuant to an alternative cashless exercise option, Class B-2 Warrants to purchase up to 1,368,500 Common Shares at an exercise price of $10.00 per share, Class C-1 Warrants to purchase up to 358,500 Common Shares at an exercise price of $7.50 per share or pursuant to an alternative cashless exercise option, Class C-2 Warrants to purchase up to 1,349,000 Common Shares at an exercise price of $8.50 per share and 600,000 Series A Convertible Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share and conversion price of $0.03241, subject to adjustment. The exercise price of the Class B-1, B-2, C-1 and C-2 Warrants will be reduced to the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days following the effective time of the reverse split (if lower than the then current exercise price), with the Class B-1 and C-1 warrants also being exercisable pursuant to an alternative ashless exercise exchange option, and the number of shares of common stock issuable upon exercise will be proportionately adjusted such that the aggregate exercise price of such warrants as of their original issuance date will remain unchanged.

EXHIBIT INDEX

4.1	Articles of Amendment to Restated Articles of Incorporation.
4.2	Form of Common Stock Certificate.
99.1	Press Release, dated April 10, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 12, 2024

C3IS INC.

By:	/s/ Nina Pyndiah
Name:	Nina Pyndiah
Title:	Chief Financial Officer

Exhibit 4.1

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

C3IS INC.

Under Section 90 of the

Republic of the Marshall Islands Business Corporations Act

C3IS INC., a corporation incorporated in and existing under the law of the Republic of the Marshall Islands (the “Corporation”), hereby certifies as follows:

(a) The name of the Corporation is: C3IS INC.

(b) The Corporation was originally incorporated by filing Articles of Incorporation in the Republic of The Marshall Islands on July 25, 2022. Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of the Marshall Islands on June 13, 2023 (as so amended, restated and corrected, the “Articles of Incorporation”). A Statement of Designation was filed pursuant to Section 35(5) of the Business Corporations Act on June 20, 2023 in respect to the rights, preferences and privileges of the 5.00% Series A Cumulative Convertible Perpetual Preferred Stock of the Corporation.

(c) The Amended and Restated Articles of Incorporation are hereby amended by inserting the following as a new paragraph into Section FOURTH immediately following the last paragraph therein:

(d) Reverse Stock Split. As of 11:59 p.m. Eastern time on April 11, 2024 (the “Reverse Stock Split Effective Date”), each one hundred (100) shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Date either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that in lieu of issuing any such fractional shares, fractional shares resulting from the Reverse Stock Split will be rounded down to the nearest whole share and provided, further, that stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the Reverse Stock Split will receive a cash payment (without interest and subject to applicable withholding taxes) in an amount per share equal to the closing price per share of Common Stock on the Nasdaq Stock Market on the trading day immediately preceding the Reverse Stock Split Effective Date, as adjusted for the reverse stock split as appropriate. Each certificate, if any, that immediately prior to the Reverse Stock Split Effective Date represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional shares as described above. The reverse stock split described in this paragraph shall not change the number of shares of Common Stock authorized to be issued or the par value of the Common Stock. No change was made to the number of registered shares of Preferred Stock the Corporation is authorized to issue or to the par value of the Preferred Stock.

(d) This amendment to the Amended and Restated Articles of Incorporation was authorized by actions of the Board of Directors and shareholders of the Corporation as required by the BCA.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to Amended and Restated Articles of Incorporation to be signed as of the 11th day of April, 2024, by its Chief Executive Officer, who hereby affirms and acknowledges, under penalty of perjury, that these Articles of Amendment are the act and deed of the Corporation and that the facts stated herein are true.

C3IS INC.

By:	/s/ Diamantis Andriotis
Name: Diamantis Andriotis
Title: Chief Executive Officer

Exhibit 4.2

COMMON STOCK

CUSIP No. Y18284 201

Certificate Number	Shares

C3IS INC.

FORMED UNDER THE LAWS OF THE REPUBLIC OF THE MARSHALL ISLANDS

THIS CERTIFIES THAT _______________________________________

is the owner of _______________________________________________

FULLY-PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF

C3is Inc. (hereinafter called the “Company”), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Articles of Incorporation, as amended, and Bylaws of the Corporation, to all of which each holder, by acceptance hereof, assents.

Witness the signatures of the duly authorized officers of the Company.

Dated  , 20                [Affix Corporate Seal]

Diamantis Andriotis, Chief Executive Officer, President and Director	Nina Pyndiah, Secretary

COUNTERSIGNED AND REGISTERED

EQUINITI TRUST COMPANY, LLC

TRANSFER AGENT AND REGISTRAR

By
Authorized Signature

C3IS INC. WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS, A FULL STATEMENT OF THE DESIGNATION, RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS OF EACH CLASS OF SHARES OF THE COMPANY AUTHORIZED TO BE ISSUED AND THE DESIGNATION, RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS OF EACH SERIES, WHICH ARE FIXED AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DESIGNATE AND FIX THE RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS OF OTHER SERIES. SUCH REQUEST MAY BE MADE TO THE OFFICE OF THE SECRETARY OF THE COMPANY OR TO THE TRANSFER AGENT. THE BOARD OF DIRECTORS MAY REQUIRE THE OWNER OF A LOST OR DESTROYED SHARES CERTIFICATE, OR HIS LEGAL REPRESENTATIVES, TO GIVE THE COMPANY A BOND TO INDEMNIFY IT AND ITS TRANSFER AGENTS AND REGISTRARS AGAINST ANY CLAIM THAT MAY BE MADE AGAINST THEM ON ACCOUNT OF THE ALLEGED LOSS OR DESTRUCTION OF ANY SUCH CERTIFICATE.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT —		Custodian
TEN ENT	—	as tenants by the entireties		(Cust)		(Minor)
JT TEN	—	as joint tenants with right	Under Uniform Gifts to Minors Act
of survivorship and not as
		tenants in common			(State)

Additional abbreviations may also be used though not in the above list.

For value received,                 hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Shares
represented by the within Certificate, and does hereby irrevocably constitute and appoint

Attorney
to transfer the said shares on the books of the within named Corporation with full power of substitution in the premises.

Dated
	NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

SIGNATURE(S) GUARANTEED:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.

2

Exhibit 99.1

C3IS INC. ANNOUNCES REVERSE STOCK SPLIT

To be effective April 12, 2024

Aiming to meet the minimum bid price requirement for maintaining listing on Nasdaq

ATHENS, GREECE – April 10, 2024 – C3IS INC. (the “Company”) (Nasdaq: CISS) today announced that its board of directors has determined to effect a one-for-one hundred (1-for-100) reverse stock split of the Company’s common stock, par value $0.01 per share.

The reverse stock split will take effect at 11:59 pm Eastern Time on April 11, 2024, and the Company’s common stock will begin trading on a split-adjusted basis on The Nasdaq Capital Market as of the opening of trading on April 12, 2024. The CUSIP number of Y18284 201 will be assigned to the Company’s common stock when the reverse stock split becomes effective.

When the reverse stock split becomes effective, every one hundred (100) of the Company’s issued shares of common stock will be combined into one issued share of common stock, without any change to the par value per share. This will reduce the number of outstanding shares of common stock from approximately 195.3 million shares to approximately 1.953 million shares. The Company’s outstanding warrants and Series A Convertible Preferred Stock will be proportionately adjusted to increase the exercise price and reduce the number of shares issuable upon exercise. With respect to the Company’s Class B Warrants and Class C Warrants, the exercise price and number of shares issuable upon exercise will be adjusted further following an adjustment period ending on the fifth trading day after the effective time of the reverse split pursuant to the terms of such warrants.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fraction of a share of common stock of the Company will receive a cash payment in lieu thereof at a price equal to that fraction of a share to which the stockholder would otherwise be entitled, multiplied by the closing price of the Company’s common stock on Nasdaq on April 11, 2024 (as adjusted for the reverse split).

Stockholders with shares held in book-entry form or through a bank, broker, or other nominee are not required to take any action and will see the consequence of the reverse stock split reflected in their accounts on or after April 12, 2024. Such beneficial holders may contact their bank, broker, or nominee for more information.

The reverse stock split ratio approved by the board of directors is within the, previously disclosed, range of ratios for a reverse stock split authorized by the stockholders of the Company, within three years of the spin-out of the Company.

On August 24, 2023, the Company received notice from The Nasdaq Stock Market (“Nasdaq”) that it was no longer in compliance with Nasdaq’s continued listing standards because the average closing share price of the Company’s common stock over a consecutive 30 trading-day period had fallen below the requirement to be at least $1.00 per share, and on February 21, 2024, received a notice from Nasdaq granting the Company until August 19, 2024 to regain compliance with this requirement. On March 15, 2024, the Company received a notice from Nasdaq that the Company’s common stock had a closing bid price of $0.10 or less for ten consecutive trading days, through March 14, 2024, and that, consistent with Nasdaq Listing Rule 5810(c)(3)(A)(iii), Nasdaq has determined to delist the Company’s common stock from The Nasdaq Capital Market. The Company appealed Nasdaq’s decision to delist its securities on March 18, 2024, and a hearing has been scheduled for May 14, 2024. The purpose of the reverse stock split is to increase the market price of the Company’s common stock. The Company believes that the reverse stock split will increase the market price for its common stock and cure these deficiencies.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements with respect to the C3IS INC’s ability to regain compliance with Nasdaq’s continued listing standards and remain listed on Nasdaq or other major stock exchange and other statements that are forward looking. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. The forward-looking statements in this release are based upon various assumptions. Although C3IS INC. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, C3IS INC. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include risks discussed in our filings with the SEC and the following: the strength of world economies and currencies, including changes in charter hire rates and vessel values, charter counterparty performance, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled dry-dockings, shipyard performance, changes in C3IS INC’s operating expenses, including bunker prices, dry-docking and insurance costs, ability to obtain financing and comply with covenants in our financing arrangements, or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, the conflict in Ukraine and related sanctions, the conflict in Israel and Gaza, potential disruption of shipping routes due to ongoing attacks by Houthis in the Red Sea and Gulf of Aden or accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by C3IS INC. with the U.S. Securities and Exchange Commission.

ABOUT C3IS INC.

C3is Inc. is a ship-owning company providing dry bulk and crude oil seaborne transportation services. The Company owns three vessels, two handysize dry bulk carriers with a total capacity of 64,000 deadweight tons (dwt) and an Aframax oil tanker with a cargo carrying capacity of approximately 115,800 dwt, resulting with a fleet total capacity of 179,800 dwt. C3is Inc.’s shares of Common Stock are listed on the Nasdaq Capital Market and trade under the symbol “CISS.”

For further information, please contact:

Company Contact:

Nina Pyndiah

Chief Financial Officer

C3is INC.

00-30-210-6250-001

E-mail: info@c3is.pro